Exhibit 10.27

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TTEC HOLDINGS, INC. PERFORMANCE RESTRICTED STOCK UNIT AGREEMENT

This Performance Restricted Stock Unit Agreement (this "Agreement") is made to be effective as of ___________ (the " Grant Date") by and between TTEC Holdings, Inc., a Delaware corporation (the "Company" or “TTEC”) and ________ (the "Executive").

This Agreement is governed by the terms of the TTEC Holdings, Inc. 2020 Equity Incentive Plan (the ‘Plan’), pursuant to which the Company may grant equity awards to eligible employees, directors and consultants of the Company and its affiliates.

Capitalized terms that are used but not defined in this Agreement have the meaning ascribed to them in the Plan. The terms and provisions of the Plan as they may be amended from time to time are incorporated into this Agreement by reference. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

The parties agree to be legally bound by this Agreement, and in exchange for sufficient consideration, the adequacy of which is not in question, agree as follows:

1.   ANNUAL EQUITY TARGET MODIFIED.

The Executive’s employment arrangement (agreement or otherwise) with the Company

(“Employment Arrangement”) provides for the Executive’s eligibility to participate in TTEC’s annual Equity Program, designed to provide long term incentives for senior executives and to align their interests with the interests of the Company’s stockholders. The Executive’s target eligibility under the Employment Arrangement is up to US $______ in fair market value of TTEC equity calculated as of market close on the Grant Date, rounded up or down to a whole number of shares. At the start of the employment arrangement, the long-term incentive opportunity was generally offered in the form of restricted stock units (“RSUs”) vesting over time (“Original RSU

Target”).

Pursuant to the Employment Arrangement, the Company, on direction from the Compensation Committee of the Board, may modify executives’ equity compensation incentives from time to time, provided such modifications are not to the detriment of the Executive.

Based on the foregoing, for the 2021 Equity award, the Company hereby bifurcates the Original

RSU Target into two separate equity opportunities:

(1) a time based RSU (“TRSU”) opportunity similar in all characteristics to the equity eligibility as described in the Employment Arrangement, and

(2) a performance based RSU (“PRSU”) opportunity based on the Company’s revenue and operating income performance.

Each of the TRSU and PRSU opportunities shall be equal to 50% of the Original RSU Target.

The TRSU opportunity is not the subject of this Agreement and any awards with respect to it shall be made in ordinary course pursuant to TTEC’s standard RSU agreement.

1

Exhibit 10.27

2.   PRSU OPPORTUNITY BASED ON TTEC PERFORMANCE DURING THE AWARD PERIOD. Pursuant to the Plan and subject to the provisions of this Agreement, the Company hereby irrevocably provides to the Executive a performance based restricted stock unit award covering a target of _______ Shares of Company stock (the “2021 PRSU Grant”)1 that will vest as further described below and in Paragraph 3.

The number of Shares that the Executive shall actually earn in connection with the 2021 PRSU Award will be determined based on the Company’s performance on the Revenue and Operating Income goals for the Company’s fiscal year 2023 (Measurement Period”).

The Executive’s entitlement to any PRSUs under the 2021 PRSU Award is conditioned on the Executive’s continuing employment with the Company as of the Vesting Date specified in Section 6, below. If Executive’s employment with TTEC terminates (for any reason) before 2021 PRSUs vest, the Executive shall forfeit any right he/she has with respect to the Shares not yet vested. The provisions of this paragraph are subject to specific exceptions provided in Paragraph 7(b) of this Agreement.

3. 2021 PRSU AWARD EARNING OPPORTUNITIES.

a.   The PRSU payout opportunity will be calculated as follows: 50% based on the Revenue goal achievement and 50% based on the post-bonus Operating Income goal achievement, each measured as of the end of the Measurement Period.

b. Performance Goals. The following table outlines the performance goal and payout opportunity tiers for the 2021 PRSU Award.

	2023 Target (amounts in millions)
2020 Baseline	Revenue	% of Change Based on 2020 Results	Payout %
$1,949.2	$2,256.21	5.0%	Minimum Threshold – 50%
	5.00%	CAGR
	$2,354.29	6.5%	Target – 100%
	6.50%	CAGR
	$2,455.18	8.0%	Above Target – 150%
	8.00%	CAGR
	$2,594.12	10.0%	Max Target – 200%
	10.00%	CAGR

1 The target number of Shares is equal to $XX divided by the fair market value of TTEC Stock as of market close on the Grant Date.

Exhibit 10.27

	2023 Target (amounts in millions)
2020 Baseline	Post-Bonus OI	% of Change Based on 2020 Results	Payout %
$211.60	$244.95	5.0%	Minimum Threshold – 50%
	5.00%	CAGR
	$255.60	6.5%	Target – 100%
	6.50%	CAGR
	$266.56	8.0%	Above Target – 150%
	8.00%	CAGR
	$281.64	10.0%	Max Target – 200%
	10.00%	CAGR

c.Payout Calculations. The PRSU opportunity will max-out at 200% of the PRSU Award amount regardless of the actual Revenue and/or post-bonus Operating Income earned by the Company in the Measurement Period.

If the Revenue and/or Operating Income for the Measurement Period falls below the period’s Minimum Threshold, as stated above, the portion of the Award attributable to the relevant performance metric that is below the Minimum Threshold will not be paid.

When the Revenue or Operating Income for the Measurement Period falls between designated payout tiers, the actual PRSUs paid for that period will be prorated accordingly, with the same proration rules applying for all executives who are subject to the PRSU opportunity.

d.   Definitions.

“Revenue” for purposes of PRSU Award calculations for the Measurement Period will be equal to TTEC GAAP revenue, as publicly disclosed in TTEC’s earnings release for that calendar year, adjusted at the discretion of TTEC Compensation Committee of the Board for material Unbudgeted and Unanticipated Items.

“Operating Income” for purposes of PRSU Award calculations for the Measurement Period, will be equal to TTEC non-GAAP operating income, as publicly disclosed in TTEC’s earnings release for that calendar year, adjusted at the discretion of the Compensation Committee of the Board for material Unbudgeted and Unanticipated Items.

“Unbudgeted and Unanticipated Items” may include among others, as determined by the Compensation Committee of the Board, investments, divestitures, costs associated with natural disasters, storms or pandemics, foreign exchange variations, capital markets transaction costs, and material litigation costs that could not have been reasonably anticipated in the ordinary course of business. Revenue and operating income associated with acquisitions closed during the Measurement Period shall not be excluded for purposes of the 2021 PRSU Revenue and Operating Income metrics calculation.

“Measurement Period” for purposes of 2021 PRSU Award is as stated in Paragraph 2 (i.e. the Company’s 2023 fiscal year). For avoidance of doubt, the measurement period is not a multi-year period but is solely fiscal year 2023.

Exhibit 10.27

“Grant Date” is the effective date of this Agreement when PRSUs for 2021 PRSU Award are granted.

“Vesting Date” for purposes of 2021 PRSU grant shall be as stated in Paragraph 6 of this Agreement.

“Minimum Threshold” for purposes of this Award is the minimum level of Revenue and OI in any Measurement Period below which the PRSU incentive does not pay.

4. CATCH-UP RIGHTS.

The purpose of the PRSU Award is to reward the Executive for maintaining a longer-term view for the performance of the Company by driving exceptional performance over the Measurement Period, as reflected in the performance metrics of the Company at the end of the Measurement Period. Therefore, there are not catch-up rights with respect to the 2021 PRSU Award. If the Company performed well at the end of the prior or future periods, the rewards with respect to that performance would be reflected in other PRSU awards with respect to those periods; the 2021 PRSU Award, however, will be based on the financial results of the Company as of the end of and for fiscal year 2023 only.

5. EXECUTIVE’ S 2020 AWARD PAYOUT OPPORTUNITY.

2021 PRSU MINIMUM THRESHOLD @GOALABOVE TARGET MAX TARGET AWARD/PAYOUT 50%100%150%200%
REVENUE GOAL ACHIEVEMENT	XX SHARES	XX SHARES	XX SHARES	XX SHARES
OPERATING INCOME GOAL ACHIEVEMENT	XX SHARES	XX SHARES	XX SHARES	XX SHARES

6. VESTING DATES.

The 2021 PRSU Award shall have a Vesting Date in March 2024, after the Company releases its 2023 earnings to the public.

7.  CHANGE IN CIRCUMSTANCES.

a. If prior to the end of the Measurement Period the Company engages in a capital markets transaction, restructuring, business combination, recapitalization, stock split, extraordinary special stock dividend, consolidation, rights offering, spin-off, or the like (“Material Transaction”) the result of which would make fair and equitable measurement of the Company’s Revenue and Operating Income for the Measurement Period no longer practical, the Compensation Committee of the Board would have discretion to adjust and modify performance goals and payout targets to preserve the intended incentive opportunities under this PRSU Award.

b.   If the Material Transaction constitutes a Change in Control event as that term is defined in the 2020 Equity Incentive Plan, the PRSUs shall convert to time based RSUs, based on the presumed value of the Award @Goal for the Measurement Period.

c.Further, if the Executive in good standing is separated from the Company without Cause (including pursuant to a Constructive Termination) in connection with, or as a result of a Change in Control event during the COC Period, as those underlined term are defined in the Employment Arrangement, then the Company, as part of Executive’s separation settlement, will provide the Executive with an incremental compensation within 74 days of termination that reflects the value of the Shares that the Executive would be entitled to earn, if he/she was permitted to stay with the Company through the Vesting Date, taking into account the conversion of the PRSUs to time based RSUs @Goal upon the occurrence of the Change in Control. Any voluntary separations, separations for performance issues or for cause shall not be subject to similar accommodation and, in that instance, any 2021 PRSU rights would forfeit as provided in Paragraph 2.

Exhibit 10.27

8. NON-COMPETITION; NON-SOLICITATION; CHANGE IN CONTROL.

a.This Agreement incorporates by reference all Non-Competition, Non-Solicitation, Acceleration, and Change in Control provisions of the Employment Arrangement, including any duration periods provided therein.

b.   ACKNOWLEDGEMENTS.

(i) Executive acknowledges that the non-competition and non-solicitation provisions incorporated into this Agreement by reference are fair and reasonable with respect to their scope and duration, given the Executive’s position with TTEC and the impact such activities would have on the TTEC business.

(ii)Executive further acknowledges that the geographic restriction on competition included in the referenced and incorporated provisions is fair and reasonable, given the nature and geographic scope of the TTEC business, the investment of capital and resources by Company to develop its business operations, and the strategic position that the Executive holds within TTEC.

(iii)Executive also acknowledges that while employed or otherwise affiliated with TTEC, Executive has access to proprietary and unique trade secret information that would be valuable or useful to Company’s competitors and that Executive has access to Company’s valuable customer relationships and thus acknowledges that the restrictions on Executive’s future employment and business activities in TTEC’s industry as set forth in the referenced and incorporated provisions are fair and reasonable.

(iv)Executive acknowledges and is prepared for the possibility that Executive’s standard of living may be reduced during the non-competition and/or non-solicitation period and assumes and accepts any risk associated with that possibility, and further acknowledges that any such drop in Executive’s standard of living does not constitute undue hardship.

9.   MISCELLANEOUS PROVISIONS.

a.   Consideration. The Company is providing this PRSU Award opportunity in consideration of the services that the Executive is providing to the Company through the Vesting Date, and other mutual covenants provided in this Agreement.

b.   Administration Delegation. Pursuant to the delegations of authority that the

Compensation Committee of the Board has made with respect to the administration of the Plan, the Chief Financial Officer and Chief People (HR) Officer of the Company, in their discretion but acting in concert, shall have the authority to determine the effect of all matters and questions with respect to the Executive’s termination of affiliation with the Company and whether continuous services are being provided as these matters relate to the PRSU Award payout or vesting, including, without limitation, the question of whether a termination of service has occurred, whether a leave of absence or disability constitute a termination of service and other similar questions.

c.Grant of Equity; Rights are Non-Transferable. This Agreement is a grant of an equity- based incentive related to the Company. Subject to any exceptions set forth in this Agreement or the Plan, the rights conveyed by this Agreement and any related rights may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Executive. Any attempt to assign, alienate, pledge, attach, sell or transfer or encumber the PRSU Award rights shall be ineffective and, if any such attempt is made, the PRSU Award rights conveyed hereunder will be forfeited by the Executive and all other rights that the Executive may have under the Plan and this Agreement shall immediately terminate without any payment or consideration by TTEC.

d. Dodd-Frank and Other Incentive Recoupment Provisions. Notwithstanding any other provision in this Agreement, the PRSU Award provided under this Agreement is subject to TTEC Incentive Recoupment Policy promulgated in accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which can be found on TTEC policy website at https://investors.ttec.com/static-files/c8d8459a-049e-472a-a3ef-35654486a970 (and if no longer available via this link by contacting TTEC Legal or HC departments).

e.   No Right to Continuing Service. Neither the Plan nor this Agreement shall confer upon the Executive any right to be retained in any position, as an employee, consultant or director of TTEC. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of TTEC to terminate the Executive’s services (employment or otherwise) at any time, with or without cause.

Exhibit 10.27

f.Tax Liability and Withholding. The Executive shall be required to pay, and the Company or its administrator shall have the right to deduct from any compensation paid to the Executive pursuant to the Plan and the PRSU Award, the amount of any required withholding taxes applicable upon the vesting of the PRSU Award or the issuance of the Common Stock of the Company (or cash equivalent) and to take all such other action as the Company deems necessary to satisfy all obligations for the payment of such withholding taxes. At the Executive’s discretion, the 2021 PRSU Award may be subject to Share withholding for tax purposes, where a portion of Shares to be received may be used (netted against the Shares otherwise receivable) by the Company to cover the Executive’s tax obligations in connection with Award.

g.   Compliance with Law. The issuance and transfer of shares of Common Stock of the Company upon the vesting of the RSU Award shall be subject to compliance by the Company and the Executive with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company's shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its legal counsel. The Executive understands that the Company is under no obligation to register the shares of Common Stock with the Securities and Exchange Commission, any state securities commission or any stock exchange to affect such compliance.

h.   Executive Equity Holding Guidelines. The Executive is subject to the TTEC Executive Stock Ownership Guidelines, attached to this Agreement and incorporated by reference as Appendix A. By signing below the Executive (a) confirms that he/she is (i) aware of the Company’s expectations with respect to the Executive Stock Ownership holdings in the Company, (ii) the time the Executive has to honor these expectations and (iii) how the Company envisions that the Executive reaches the appropriate holding levels; and (b) hereby agrees to exercise best efforts to meet such expectations.

i. Data Privacy. Executive hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Executive’s personal data as described in this Agreement and any other PRSU grant materials by and among, as applicable, the Executive’s employer, the Company and its other affiliates for the exclusive purpose of implementing, administering and managing Executive’s participation in the Plan. Executive understands that TTEC and the Company may hold certain personal information about the Executive, including, but not limited to, Executive’s name, home address and telephone number, date of birth, social security or other national identification number or insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in TTEC, details of all PRSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Executive’s favor (“Data ”), for the exclusive purpose of implementing, administering and managing the Plan.

Executive understands that Data may be transferred to a stock plan service provider (“Service Provider”) that may be selected by TTEC, which is assisting TTEC with the implementation, administration and management of the Plan. Executive authorizes TTEC and the Service Provider and any other possible recipients which may assist TTEC (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. Executive understands that Data will be held only as long as is necessary to implement, administer and manage Executive’s participation in the Plan.

Further, Executive understands that he or she is providing the consents herein on a voluntary basis. If Executive does not consent, or if Executive later seeks to revoke his or her consent, his or her employment status or service and career with the employer will not be adversely affected; the only adverse consequence of refusing or withdrawing Executive’s consent is that TTEC would not be able to grant Executive PRSUs or other equity awards or administer or maintain such awards. Therefore, Executive understands that refusing or withdrawing his/her consent may affect Executive’s ability to participate in the Plan. For more information on the consequences of Executive’s refusal to consent or withdrawal of consent, Executive understands that he/she may contact his/her human capital representative.

I. Governing Law and Dispute Resolution.

(i)Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Delaware, U.S.A. without regard to conflict of law principles.

Exhibit 10.27

(ii)Disputes. The parties agree that any action arising from or relating in any way to this Agreement or the Plan shall be resolved and tried in the state or federal courts situated in Denver, Colorado, U.S.A. The parties’ consent to jurisdiction and venue of those courts to the greatest extent allowed by law.

In this regard, the Executive acknowledges and admits to all or a combination of several following substantial contacts with the State of Colorado: (A) Executive is employed, provides services for or otherwise is affiliated with a legal entity headquartered in the State of Colorado, U.S.A.; (B) Executive receives the compensation in a form of checks or wire transfers that are drawn either directly or indirectly, from bank accounts in

Colorado; (C) Executive regularly interacts with, contacts and is contacted by other TTEC employees and executives in Colorado; (D) Executive either routinely travels to or attends business meetings in Colorado; and (E) Executive receives substantial compensation and benefits as a result of TTEC being a corporation headquartered in and subject to the laws of Colorado. Based on these and other contacts, the Executive acknowledges that he/she could reasonably be subject to the laws of Colorado.

(iii)Attorneys’ fees. The party that substantially prevails in any action to enforce any provision of this Agreement shall recover all reasonable costs and attorneys' fees incurred in connection with the action.

j.Administration of the Agreement and Awards.

(i)Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Executive or the Company to the Compensation Committee of the Board for review. The resolution of such dispute by the Compensation Committee of the Board shall be final and binding on the Executive and the Company.

(ii)Settlement of Vested PRSUs. PRSUs subject to a PRSU Award shall be settled pursuant to the terms of the Plan, in stock or cash, as soon as reasonably practicable and in all events within 74 days following the vesting thereof as provided in this Agreement.

(iii)Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Executive and the Executive's beneficiaries, executors, administrators and the person(s) to whom the rights under this Agreement may transfer by will or the laws of descent or distribution.

(iv)Discretionary Nature of All Future Awards. This PRSU Award is voluntary and occasional and does not create any contractual, statutory or other right to receive future PRSU Awards, or benefits in lieu of PRSUs, even if the PRSUs have been granted in the past. Future PRSU Awards, if any, will be at the sole discretion of the Company.

(v)No Impact on Other Benefits. Except as otherwise provided in the Employment Arrangement, the value of the Executive's awards hereunder is not part of his/her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit.

k.   Confidentiality. Executive agrees not to disclose, directly or indirectly, to any other employee, director or consultant of TTEC or an affiliate and to keep confidential all information related to any Awards granted to Executive, pursuant to the Plan, including the amount of any such Award and its vesting schedule.

l.Severability and Entirety. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

The Agreement (including the Plan) constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, oral or written, between the Company and Executive relating to Executive’s entitlement to PRSUs or similar benefits, under the Plan.

m.  IRS Section 409A. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from, or complies with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Internal Revenue Service guidance and Treasury Regulations thereunder (collectively, “Section 409A”).

Exhibit 10.27

n.   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

o.   Acceptance. The Executive hereby acknowledges receipt of a copy of the Plan and this Agreement. The Executive has read and understands its terms and provisions and accepts the PRSU Award rights including modifications to the Employment Arrangements that they represent, subject to the terms and conditions of the Plan and this Agreement. The Executive acknowledges that there may be adverse tax consequences upon the grant or vesting of the PRSUs or disposition of the underlying shares and that the Executive has been advised to consult a tax advisor prior to such grant, vesting or disposition.

Exhibit 10.27

The parties have executed this Agreement as of the date first above written.

TTEC Holdings, Inc.

Regina Paolillo, Chief Financial & Administrative Officer

Date:

ACKNOWLEDGEMENT

Date:

Exhibit 10.27

APPENDIX A

Executive Stock Ownership Guidelines

Equity provides the opportunity for the company to further invest in the employees who passionately uphold our values while driving the business with an entrepreneurial spirit. Company leaders who think and act like owners are crucial to our success and encouraging star players to actively participate in company growth is key to building our future together.

When a company’s board of directors, shareholders and employees align their interest in organization’s long-term success, the stage is set for true transformation. To that end, TTEC has adopted Stock Ownership Guidelines to encourage company leaders (group vice president-level and above) to align their interests with TTEC and our stockholders and to focus on value creation, while sharing in the company’s success. The following are answers to questions you may have about TTEC’s new Executive Stock Ownership Guidelines.

Executive Stock Ownership Guidelines

Q. Why are we implementing an Ownership Guideline?

A. The Guidelines are designed to align our senior leaders’ interests with our shareholders’ interest, driving a long-term vision and commitment to creating company value. The Executive Ownership Guidelines are also designed to:

• Support confidence in company strategy to execute our business transformation

• Allow us to remain an attractive and competitive choice for executive-level talent by adopting best practices

• Align executive behavior with external shareholder expectation

• Drive long-term accountability

• Enable company success

Q. How much stock should I hold as a company leader?

A. The new Executive Stock Ownership Guidelines call for TTEC group vice presidents and above to hold a multiplier of base compensation in TTEC stock (based on Fair Market Value (FMV) of stock as it trades on NASDAQ). Employees will have five years from the start of this requirement (or promotion into a new role) to meet the holding Guidelines.

EmployeeTarget Holding Amount Levelwithin 5 Years
Chief Financial Officer3.0 times current base salary
Executive Vice President2.5 times current base salary
Senior Vice President1.5 times current base salary
Group Vice President0.5 times current base salary

Q. Do I have to buy TTEC stock to meet this holding Guideline?

A. TTEC does not expect you to buy TTEC stock to meet the holdings Guidelines, and how you meet them is entirely up to you. Most employees will be able to meet the requirement by holding a portion of their annual equity grant (net of tax), as it vests.

Exhibit 10.27

Q. How many shares should I consider holding from each grant to meet the holding

Guidelines?

A. How much you hold from each grant and from each vesting event is entirely up to you.

Based on basic modeling, however, we believe that if you hold a percentage of each vesting event from annual Equity Grants (net of tax as indicated in the table below) you should comfortably reach the holding requirement in five years or sooner.

The holding guideline can be satisfied with any stock you hold including:

•the exercise of options to purchase the company’s common stock

•the vesting of restricted stock; and

•the vesting of performance shares.

EmployeeGuideline of Percentage of LevelNet Shares to Hold
Executive Vice President75%
Senior Vice President75%
Group Vice President50%

Once the holding target is reached, you should maintain it during your entire tenure in the role; and as your role changes be aware of the changes in the holding guidelines as well.

Q. Which holdings are considered in calculating my target holding amount?

A. The following holdings will be considered when measuring stock ownership:

•shares owned outright, including shares owned jointly with a spouse;

•shares obtained through the exercise of stock options;

•shares issued upon the vesting of restricted stock and performance shares; and

•earned performance shares.

Q. What happens if I don’t reach my target holding amount within the five-year time frame due to market volatility or amount of my equity awards?

A. If the actual Equity Grants you receive and/or market price volatility does not allow an employee to reach the target holding level within the required five-year time frame, the company does not expect employees to invest out of pocket. The company expects the Equity Grants you receive to be the source for the holding requirement and we look to you as a leader to exercise a good faith effort to honor the requirements. If the Equity Grants you receive or market volatility creates a challenge, discuss the matter with your supervisor and your HC partner for a practical resolution.

Q. What if I have a special situation (hardship) that makes maintaining the holding requirement difficult for me?

A. The Executive Ownership Guidelines is designed to align your interests with the company’s interests and position you to share in our success. If your personal situation makes the compliance with the Ownership Guidelines a hardship, speak to your HC partner and the Executive Committee level executive responsible for your business segment for guidance and support.

Q. Whom should I contact with questions?

A. If you have questions, please contact Pam LeMasters, vice president, Total Rewards via email or by phone at 303.397.8531.